Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated June 4, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021 (the “POSAM No. 3”).

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants (together, the “Warrants”), the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus. We will receive up to an aggregate of approximately $207,650,336.50 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash at a current exercise price of $11.50 per share, less the amount that will not be received due to cashless exercises.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “QS” and our warrants are listed on NYSE under the symbol “QS.WS”. On May 28, 2021, the last quoted sale price for our Class A Common Stock as reported on NYSE was $25.89 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $14.80 per Public Warrant.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2021.

SELLING SECURITYHOLDERS

This Prospectus Supplement is filed solely for the purpose of including selling securityholders who have acquired common stock included for resale in this Prospectus from certain existing selling securityholders whose shares were previously registered for resale in the POSAM No. 3. As of May 28, 2021, the Selling Securityholders table included under the section “Selling Securityholders,” which begins on page 108 of the Prospectus, is revised to amend the information solely with respect to the following selling securityholders:

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Capricorn Investment Group, LLC (1)	1,347,390	—	1,347,390	—	—	—	—	—
Capricorn S.A. SICAV – SIF – Global Non-Marketable Strategies Sub-Fund (2)	76,464	—	76,464	—	—	—	—	—
Carthage, LP (3)	16,026	—	16,026	—	—	—	—	—
HIT Splitter, LP (4)	16,026	—	16,026	—	—	—	—	—
Employees of Capricorn Investment Group, LLC (5)	8,444	—	8,444	—	—	—	—	—
Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996 (6)	6,509,082	—	6,509,082	—	—	—	—	—
John Doerr (7)	909,645	—	909,645	—	—	—	—	—
KPCB XIV Associates, LLC (8)	175,078	—	175,078	—	—	—	—	—
KPIC, LLC (9)	15,769	—	15,769	—	—	—	—	—
L. John Doerr, Trustee Of The Austin 1999 Trust Dated May 25, 1999 (10)	14,090	—	14,090	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
L. John Doerr, Trustee Of The Hampton 1999 Trust Dated May 25, 1999 (11)	14,090	—	14,090	—	—	—	—	—
Lupum Ventures, LLC (12)	1,476	—	1,476	—	—	—	—	—
Portico Libre, LLC (13)	558,519	—	558,519	—	—	—	—	—
Sequoia Holdings, LLC (14)	2,211,593	—	2,211,593	—	—	—	—	—
Technology Impact Growth Fund (Cayman), LP (15)	168,848	—	168,848	—	—	—	—	—
The Skoll Foundation (16)	617,263	—	617,263	—	—	—	—	—
The Skoll Fund (17)	452,763	—	452,763	—	—	—	—	—
TIGF Partners, LLC (18)	168,848	—	168,848	—	—	—	—	—
Vallejo Ventures Trust, L. John and Ann Doerr, Trustees (19)	706,387	—	706,387	—	—	—	—	—
Total Shares	10,986,154	—	10,986,154	—	—	—	—	—

(1)

Consists of 76,464 shares of Class A Common Stock held by Capricorn S.A. SICAV – SIF – Global Non-Marketable Strategies Sub-Fund (“SICAV”), 16,026 shares of Class A Common Stock held by Carthage, LP, 16,026 shares of Class A Common Stock held by HIT Splitter, LP, 617,263 shares of Class A Common Stock held by The Skoll Foundation, 452,763 shares of Class A Common Stock held by The Skoll Fund and 168,848 shares of Class A Common Stock held by Technology Impact Growth Fund (Cayman), LP. Capricorn Investment Group, LLC (“Capricorn”) is the investment manager of SICAV, The Skoll Foundation and The Skoll Fund. Voting and dispositive decisions with respect to the shares held by SICAV, The Skoll Foundation and The Skoll Fund are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. Capricorn is the general partner of Carthage, LP and HIT Splitter, LP. Voting and dispositive decisions with respect to the shares held by Carthage, LP and HIT Splitter, LP are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund (Cayman), LP. TIGF Partners, LLC is owned by Dipender Saluja (40%), Ion Yadigaroglu (40%) and Capricorn Investment Group, LLC (20%). The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(2)

Consists of 76,464 shares of Class A Common Stock held by SICAV. Capricorn is the investment manager of SICAV. Voting and dispositive decisions with respect to the shares held by SICAV are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(3)

Consists of 16,026 shares of Class A Common Stock held by Carthage, LP. Capricorn is the general partner of Carthage, LP. Voting and dispositive decisions with respect to the shares held by Carthage, LP are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(4)

Consists of 16,026 shares of Class A Common Stock held by HIT Splitter, LP. Capricorn is the general partner of HIT Splitter, LP. Voting and dispositive decisions with respect to the shares held by HIT Splitter, LP are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(5)

Consists of selling securityholder employees of Capricorn Investment Group, LLC not otherwise listed in this table whom collectively own less than 1% of our common stock. The business address of each of these employees of Capricorn Investment Group, LLC is 250 University Avenue, Palo Alto, CA 94301.

(6)

Consists of 967,697 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996.

(7)

Consists of 175,078 shares of Class A Common Stock held directly by KPCB XIV Associates, LLC, 15,769 shares of Class A Common Stock held directly by KPIC, LLC, 14,090 shares of Class A Common Stock held by The Austin 1999 Trust Dated May 25, 1999, 14,090 shares of Class A Common Stock held by The Hampton 1999 Trust Dated May 25, 1999, 1,476 shares of Class A Common Stock held by Lupum Ventures, LLC, 558,519 shares of Class A Common Stock held by Portico Libre, LLC and 130,623 shares of Class A Common Stock held directly by Vallejo Ventures Trust. John Doerr is a managing member of KPCB XIV Associates, LLC and may be deemed to share voting and investment power over the securities held by KPCB XIV Associates, LLC. Mr. Doerr disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The sole member of each of KPIC, LLC, Lupum Ventures, LLC and Portico Libre, LLC is Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust, and Mr. Doerr serves as trustee of The Austin 1999 Trust Dated May 25, 1999 and The Hampton 1999 Trust Dated May 25, 1999.

(8)

Consists of 175,078 shares of Class A Common Stock held directly by KPCB XIV Associates, LLC. Mr. Doerr is a managing member of KPCB XIV Associates, LLC and may be deemed to share voting and investment power over the securities held by KPCB XIV Associates, LLC. Mr. Doerr disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.

(9)

Consists of 15,769 shares of Class A Common Stock held directly by KPIC, LLC. The sole member of KPIC, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse serve as trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(10)	Consists of 14,090 shares of Class A Common Stock held by The Austin 1999 Trust Dated May 25, 1999 for which Mr. Doerr serves as trustee.
(11)	Consists of 14,090 shares of Class A Common Stock held by The Hampton 1999 Trust Dated May 25, 1999 for which Mr. Doerr serves as trustee.
(12)

Consists of 1,476 shares of Class A Common Stock held by Lupum Ventures, LLC. The managing member of Lupum Ventures, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(13)

Consists of 558,519 shares of Class A Common Stock held by Portico Libre, LLC. The sole member of Portico Libre, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(14)

Consists of 2,211,593 shares of Class A Common Stock held by Sequoia Holdings, LLC (“Sequoia”). Voting and dispositive decisions with respect to the shares held by Sequoia are deemed to be made collectively by the managers of Sequoia which include, but are not limited to, Ion Yadigaroglu and Eric Techel. The business address of Sequoia is 250 University Avenue, Palo Alto, CA 94301.

(15)

Consists of 168,848 shares of Class A Common Stock held by Technology Impact Growth Fund (Cayman), LP. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund (Cayman), LP. TIGF Partners, LLC is owned by Dipender Saluja (40%), Ion Yadigaroglu (40%) and Capricorn Investment Group, LLC (20%). The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(16)

Consists of 617,263 shares of Class A Common Stock held by The Skoll Foundation. Capricorn is the investment manager of The Skoll Foundation. Voting and dispositive decisions with respect to the shares held by The Skoll Foundation are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(17)

Consists of 452,763 shares of Class A Common Stock held by The Skoll Fund. Capricorn is the investment manager of The Skoll Fund. Voting and dispositive decisions with respect to the shares held by The Skoll Fund are collectively made by the Capricorn investment committee consisting of Ion Yadigaroglu, William Orum and Michaela Edwards. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(18)

Consists of 168,848 shares of Class A Common Stock held by Technology Impact Growth Fund (Cayman), LP. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund (Cayman), LP. TIGF Partners, LLC is owned by Dipender Saluja (40%), Ion Yadigaroglu (40%) and Capricorn Investment Group, LLC (20%). The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(19)

Consists of 130,623 shares of Class A Common Stock held directly by Vallejo Ventures Trust, 15,769 shares of Class A Common Stock held directly by KPIC, LLC, 1,476 shares of Class A Common Stock held by Lupum Ventures, LLC and 558,519 shares of Class A Common Stock held by Portico Libre, LLC. The sole member of each of KPIC, LLC, Lupum Ventures, LLC and Portico Libre, LLC is Vallejo Ventures Trust, and Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.